Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statements Nos. 333-22675, 333-59291, 333-82925, 333-38644, 333-59172, 333-64360, 333-64362, 333-75292 and 333-88764 on Form S-8 and No. 333-74514 on Form S-3 of Cytyc Corporation of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph describing a change in accounting principle with respect to goodwill in the year ended December 31, 2002 and certain revisions, resulting from the change in accounting principle, to disclosures in the financial statements for the years ended December 31, 2001 and 2000 which were audited by other auditors, as described in Note 2 to the consolidated financial statements), relating to the consolidated financial statements of Cytyc Corporation as of and for the year ended December 31, 2002, appearing in this Annual Report on Form 10-K of Cytyc Corporation for the year ended December 31, 2002, and to the reference to us under the heading “Selected Consolidated Financial Data.”

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 24, 2003